BROADRIDGE FINANCIAL SOLUTIONS

SUPPLEMENTAL REPORTING DETAIL

SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2017

ADDITIONAL PRODUCT LINE REPORTING

	Quarter Ended December 31,		%	Six Months Ended December 31,		%
$ in millions	2016	2015	Change	2016	2015	Change
Investor Communication Solutions ("ICS")						
Equity proxy	$31.6	$32.0	-1%	$62.4	$61.0	2%
Mutual fund interims	44.2	43.0	3%	88.4	88.3	0%
Customer communications & fulfillment	188.9	76.3	148%	372.5	150.5	148%
Other ICS	69.6	67.2	4%	140.0	134.6	4%
Total ICS recurring fee revenues	**$334.3**	**$218.6**	**53%**	**$663.4**	**$434.5**	**53%**
Equity & other	14.4	23.3	-38%	32.0	39.7	-19%
Mutual fund interims	15.4	33.7	-54%	35.2	55.3	-36%
Total event driven revenues	**$29.8**	**$56.9**	**-48%**	**$67.3**	**$94.9**	**-29%**
Distribution	345.6	196.2	76%	702.3	372.0	89%
Total ICS revenues	**$709.6**	**$471.7**	**50%**	**$1,432.9**	**$901.4**	**59%**
Global Technology & Operations ("GTO")						
Equities & other	166.5	149.4	11%	321.4	295.6	9%
Fixed income	35.3	30.9	14%	68.3	61.4	11%
Total GTO recurring fee revenues	**$201.8**	**$180.3**	**12%**	**$389.6**	**$357.0**	**9%**
Foreign currency exchange	(18.8)	(13.0)	*nm*	(34.6)	(24.7)	*nm*
Total revenues	**$892.6**	**$638.9**	**40%**	**$1,787.9**	**$1,233.7**	**45%**
Revenues by Type						
Recurring fee revenues	$536.1	$398.8	34%	$1,053.0	$791.5	33%
Event driven revenues	29.8	56.9	-48%	67.3	94.9	-29%
Distribution revenues	345.6	196.2	76%	702.3	372.0	89%
Foreign currency exchange	(18.8)	(13.0)	*nm*	(34.6)	(24.7)	*nm*
Total revenues	**$892.6**	**$638.9**	**40%**	**$1,787.9**	**$1,233.7**	**45%**

Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2017 RECURRING FEE REVENUE GROWTH DRIVERS Quarter Ended December 31, 2016 Six Months Ended December 31, 2016 ICS GTO Broadridge ICS GTO Broadridge Internal growth 0% 4% 2% 0% 2% 1% Net new business 4% 4% 4% 4% 4% 4% Organic recurring fee revenue growth 4% 9% 6% 3% 7% 5% Acquisitions 49% 3% 28% 49% 3% 28% Total recurring fee revenue growth 53% 12% 34% 53% 9% 33% Amounts may not sum due to rounding

BROADRIDGE FINANCIAL SOLUTIONS SUPPLEMENTAL REPORTING DETAIL SECOND QUARTER AND SIX MONTHS FISCAL YEAR 2017 SELECT OPERATING STATISTICS Quarter Ended December 31, % Six Months Ended December 31, % $ in millions 2016 2015 Change 2016 2015 Change Closed Sales $55.7 $48.5 15% $77.3 $65.7 18% Record Growth1 Equities proxy 4% 4% 2% 2% Mutual fund interims 1% 4% 1% 5% Internal Trade Growth2 Equity 11% -5% 4% 1% Fixed income 3% -2% 0% 1% 1 2 who were on Broadridge's trading platforms in both the current and prior year period periods. Stock record growth and interim record growth measure the annual change in total positions for equity proxies and mutual fund interims, respectively, for equities and mutual funds’ position data reported to Broadridge in both the current and prior year Internal trade growth represents the growth in trade volumes for clients whose contracts are linked to trade volumes and